Tuesday, March 4, 2008

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti - Chairman & CEO
860-435-9801 or jp@salisburybank.com
                --------------------

FOR IMMEDIATE RELEASE


SALISBURY BANCORP, INC. ANNOUNCES 4TH QUARTER, YEAR END 2007 EARNINGS AND AN INCREASED DIVIDEND FOR SHAREHOLDERS

Lakeville, Connecticut, March 4, 2008/PRNewswire....Salisbury Bancorp, Inc. (the
"Company"), (AMEX:SAL) the holding company for Salisbury Bank and Trust Company announced today that net income for the fourth quarter of 2007 totaled $1,000,416 which represents earnings per average share outstanding of $.59. This compares to net income of $940,843 or $.56 per average share outstanding for the fourth quarter of 2006. The increase is primarily attributable to an increase in earning assets. For the twelve months ended December 31, 2007, net income totaled $3,800,048 or $2.26 per average share outstanding as compared to net income of $4,253,618 or $2.53 for the same twelve month period in 2006. The decrease in net income for the year 2007 is primarily attributable to a decrease in noninterest income; specifically reduced income from gains in securities transactions when comparing the two periods. In addition, the year 2007 includes some one-time, nonrecurring expense in conjunction with the start up of our Dover Plains office in New York State.

Chairman and Chief Executive Officer John F. Perotti commented "for the year ended December 31, 2007, I am pleased to report continuing growth from our core business development initiatives. Net loans outstanding at year end totaled $268,191,275. Our loan portfolio is in good shape and this is borne out by our asset quality numbers. The portfolio does not include any sub-prime loans. Non-performing assets totaled .40% of total assets outstanding at year end and consist primarily of single family residential real estate collateralized loans with conservative loan to value ratios. The number improved to .23% of total assets as of January 31, 2008. Our Allowance for Loan Losses is .91% of total loans outstanding. Loans charged-off during the year totaled $102,789 while recoveries were $103,564."

The Company's assets at December 31, 2007 totaled $461,960,398 compared to total assets of $450,339,670 at December 31, 2006. For the same period, total deposits have increased from $313,586,281 to $317,741,269 and assets under management in the trust and wealth advisory services division increased to $353 million from $316 million.

Mr. Perotti further commented "the Bank's investment portfolio is of very high quality and has no sub-prime mortgage collateral or collateralized debt obligations in any of its securities. We only originate loans and purchase investments for our portfolio that we would be comfortable holding on our balance sheet from a safety and quality perspective."

Mr. Perotti continued "We are maintaining our commitment to quality earning assets despite challenging credit and market conditions during the past several quarters, and we are pleased with our continuing progress in growing our core business. We are especially pleased with the performance of our new Dover Plains office in New York State. Our due diligence indicates an ability to further grow market share along the Route 22 corridor to serve our current and future customers in the tri-state area. Recognizing our strong capital position, we are positioned well to take advantage of in-market opportunities for further systemic growth. We have sacrificed some short term profitability for an investment in our strategic vision for enhanced long term growth and profitability. We continue to be confident of our ability to successfully execute this prudent strategy for enhancing long term shareholder value."

                                           Quarter Ended             Twelve Months Ended
                                             December 31,                December 31,
                                          2007          2006          2007          2006
Total interest and dividend
   income                             $ 6,753,146   $ 6,368,612   $26,152,145   $23,729,593
Total interest expense                  3,196,950     3,007,251    12,432,435    10,458,945
Net interest and dividend
  income                                3,556,196     3,361,361    13,719,710    13,270,648
Benefit for loan losses                         0        87,488             0        87,488
Trust/Wealth advisory
    services income                       542,000       570,000     2,050,000     1,980,500
Gain on sales of available-for-sale
   securities, net                         72,695       223,694       294,984       517,326
Other noninterest income                  550,239       550,185     2,119,679     2,084,751
Other noninterest expense               3,489,038     3,315,220    13,514,319    12,245,160
Income before income taxes              1,232,092     1,477,508     4,670,054     5,695,553
Income tax expense                        231,676       536,665       870,006     1,441,935
Net income                            $ 1,000,416   $   940,843   $ 3,800,048   $ 4,253,618

Earnings per average share
   outstanding                        $       .59   $       .56   $      2.26   $      2.53

During the year 2007, Salisbury Bancorp, Inc. declared cash dividends totaling $1.08 per common share outstanding. This compares to total dividends declared during 2006 of $1.04 per common share outstanding and represents a 3.85% increase over 2006. At their February 29th meeting, the Directors of Salisbury Bancorp, Inc. declared a first quarter dividend of $.28 per common share outstanding. This compares to a $.27 per share cash dividend that was declared during the first quarter of 2007. The $.28 per share dividend will be paid on April 28, 2008 to shareholders of record as of March 28, 2008.


Salisbury Bancorp, Inc.'s sole subsidiary, Salisbury Bank and Trust Company, is a Connecticut chartered commercial bank. The Company has assets in excess of $460 million and capital in excess of $40 million and serves the communities of northwestern Connecticut and proximate communities in New York and Massachusetts which it has done for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates four full service retail branches in Canaan, Salisbury, Sharon and Lakeville, Connecticut. The Bank also has two full service retail branches in the towns of Egremont and Sheffield, Massachusetts, as well as a full service retail branch in Dover Plains, New York. Its trust and wealth advisory office is based in Lakeville, Connecticut. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward looking statements.


                                      -4-